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                                                                   EXHIBIT 12.01


                      RED ROOF INNS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                  1996         1997         1998
                                                                --------     --------     --------
Income before income taxes and extraordinary item               $ 39,676     $ 42,723     $ 56,125

Fixed charges, excluding capitalized  interest                    45,984       50,288       49,667
                                                                --------     --------     --------

Earnings before fixed charges                                   $ 85,660     $ 93,011     $105,792
                                                                ========     ========     ========

Fixed charges:
  Rent expense                                                  $ 12,622     $ 12,248     $  9,926
                                                                ========     ========     ========

  Portions of rent representative of an interest factor (1/3)   $  4,207     $  4,083     $  3,309

  Interest expense                                                41,777       46,205       46,358
                                                                --------     --------     --------

  Fixed charges, excluding capitalized interest                   45,984       50,288       49,667

   Capitalized interest                                            2,841        2,846        2,541

        Total fixed charges                                     $ 48,825     $ 53,134     $ 52,208
                                                                ========     ========     ========

Ratio of earnings to fixed charges                                 1.8 x        1.8 x        2.0 x